Media Contact: William H. Galligan, 816-983-1551, bgalligan@kcsouthern.com

Kansas City Southern Announces Preferred Stock Dividend, Adoption of an Amendment to the 1991
Amended and Restated Stock Option and Performance Award Plan, and the Adoption of a new 2008 Stock
Option and Performance Award Plan

Kansas City, Missouri – July 8, 2008 – The executive committee of the board of directors of Kansas City Southern (“KCS”) (NYSE: KSU) has declared a cash dividend of $12.8125 per share on the outstanding 5.125% Cumulative Convertible Perpetual Preferred Stock, Series D. The cash dividend will be payable August 15, 2008 to the holders of record at the close of business on August 1, 2008.

In addition, KCS today announced that the executive committee of the Board of Directors has approved and adopted a three-month extension to KCS’s 1991 Amended and Restated Stock Option and Performance Award Plan (the “1991 Plan”).  The 1991 Plan will now terminate on October 14, 2008, unless it is terminated sooner by the Board of Directors of KCS.

Further, KCS has approved and adopted, subject to stockholder approval at a special meeting of the stockholders and subject to any revisions deemed necessary or reasonable by the officers of KCS to address and satisfy concerns of institutional stockholders or advisory services who may be consulted by KCS, a new 2008 Stock Option and Performance Award Plan to become effective on or about October 7, 2008.

The 2008 Plan is to be administered by a committee of the Board of Directors of KCS consisting of two or more outside directors (the “Committee”).  The Committee is authorized to grant awards to employees and consultants of KCS and its affiliates.  Awards may also be granted to non-employee directors by action of the full Board of Directors.  The terms of the awards will be specified in award agreements and will be consistent with the provisions of the 2008 Plan.  Subject to certain adjustments authorized to prevent dilution or enlargement of benefits, an aggregate of 5,000,000 shares of KCS’s common stock may be issued under the 2008 Plan.

The special meeting of the stockholders of KCS, to consider and vote upon the approval of the 2008 Stock Option and Performance Award Plan and to transact such other business as may be properly brought before the meeting, has been scheduled for October 7, 2008 at 10:00 a.m. Central Standard Time, at the office of the Company. KCS stockholders of record as of the close of business on August 13, 2008 will be entitled to vote at the special meeting.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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